Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

Capital One Multi-asset Execution Trust

c/o Capital One Bank (USA), National Association

4851 Cox Road

Glen Allen, Virginia 23060

In connection with the Annual Report on Form 10-K of Capital One Multi-asset Execution Trust for the fiscal year ending December 31, 2012 (the “Report”), the undersigned, a duly authorized officer of Capital One Services, LLC, (the “Servicer”), does hereby certify and represent that:

1.	A review of the activities and performance of the Servicer under the Subservicing Agreement dated as of January 1, 2006 by and between Capital One Bank (USA), National Association and the Servicer (the “Agreement”) during the period that is the subject of the Report has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the period that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 29th day of March, 2013.

CAPITAL ONE SERVICES, LLC

By:	/s/ Heather M. Cox
Name:	Heather M. Cox
Title:	Executive Vice President, Operations

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